Securities and Exchange Commission

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant

to § 240.13d-1(b), (c) and (d) and Amendments Thereto Filed

Pursuant to § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)*

ZoomInfo Technologies Inc.

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

98980F104

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 98980F104	Schedule 13G	Page 1 of 28

1	Names of Reporting Persons The Carlyle Group Inc.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 36,662,469
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 36,662,469

9	Aggregate Amount Beneficially Owned by Each Reporting Person 36,662,469
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 9.1%
12	Type of Reporting Person CO

CUSIP No. 98980F104	Schedule 13G	Page 2 of 28

1	Names of Reporting Persons Carlyle Holdings I GP Inc.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 33,662,469
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 33,662,469

9	Aggregate Amount Beneficially Owned by Each Reporting Person 33,662,469
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 8.3%
12	Type of Reporting Person CO

CUSIP No. 98980F104	Schedule 13G	Page 3 of 28

1	Names of Reporting Persons Carlyle Holdings I GP Sub L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 33,662,469
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 33,662,469

9	Aggregate Amount Beneficially Owned by Each Reporting Person 33,662,469
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 8.3%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 98980F104	Schedule 13G	Page 4 of 28

1	Names of Reporting Persons Carlyle Holdings I L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 33,662,469
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 33,662,469

9	Aggregate Amount Beneficially Owned by Each Reporting Person 33,662,469
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 8.3%
12	Type of Reporting Person PN

CUSIP No. 98980F104	Schedule 13G	Page 5 of 28

1	Names of Reporting Persons CG Subsidiary Holdings L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 36,662,469
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 36,662,469

9	Aggregate Amount Beneficially Owned by Each Reporting Person 36,662,469
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 9.1%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 98980F104	Schedule 13G	Page 6 of 28

1	Names of Reporting Persons TC Group, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 33,662,469
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 33,662,469

9	Aggregate Amount Beneficially Owned by Each Reporting Person 33,662,469
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 8.3%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 98980F104	Schedule 13G	Page 7 of 28

1	Names of Reporting Persons TC Group Sub L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 33,662,469
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 33,662,469

9	Aggregate Amount Beneficially Owned by Each Reporting Person 33,662,469
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 8.3%
12	Type of Reporting Person PN

CUSIP No. 98980F104	Schedule 13G	Page 8 of 28

1	Names of Reporting Persons TC Group VI S1, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 33,662,469
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 33,662,469

9	Aggregate Amount Beneficially Owned by Each Reporting Person 33,662,469
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 8.3%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 98980F104	Schedule 13G	Page 9 of 28

1	Names of Reporting Persons TC Group VI S1, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 33,662,469
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 33,662,469

9	Aggregate Amount Beneficially Owned by Each Reporting Person 33,662,469
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 8.3%
12	Type of Reporting Person PN

CUSIP No. 98980F104	Schedule 13G	Page 10 of 28

1	Names of Reporting Persons Carlyle Partners VI Evergreen Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 33,662,469
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 33,662,469

9	Aggregate Amount Beneficially Owned by Each Reporting Person 33,662,469
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 8.3%
12	Type of Reporting Person PN

CUSIP No. 98980F104	Schedule 13G	Page 11 of 28

1	Names of Reporting Persons CP VI Evergreen Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 33,662,469
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 33,662,469

9	Aggregate Amount Beneficially Owned by Each Reporting Person 33,662,469
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 8.3%
12	Type of Reporting Person PN

CUSIP No. 98980F104	Schedule 13G	Page 12 of 28

1	Names of Reporting Persons Carlyle Holdings II GP L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 3,000,000
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 3,000,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,000,000
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.7%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 98980F104	Schedule 13G	Page 13 of 28

1	Names of Reporting Persons Carlyle Holdings II L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 3,000,000
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 3,000,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,000,000
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.7%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 98980F104	Schedule 13G	Page 14 of 28

1	Names of Reporting Persons TC Group Cayman Investment Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 3,000,000
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 3,000,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,000,000
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.7%
12	Type of Reporting Person PN

CUSIP No. 98980F104	Schedule 13G	Page 15 of 28

1	Names of Reporting Persons TC Group Cayman Investment Holdings Sub L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 3,000,000
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 3,000,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,000,000
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.7%
12	Type of Reporting Person PN

CUSIP No. 98980F104	Schedule 13G	Page 16 of 28

1	Names of Reporting Persons TC Group VI, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 3,000,000
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 3,000,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,000,000
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.7%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 98980F104	Schedule 13G	Page 17 of 28

1	Names of Reporting Persons TC Group VI, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 3,000,000
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 3,000,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,000,000
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.7%
12	Type of Reporting Person PN

CUSIP No. 98980F104	Schedule 13G	Page 18 of 28

1	Names of Reporting Persons Flex Credit Acquisition Company LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 3,000,000
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 3,000,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,000,000
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.7%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 98980F104	Schedule 13G	Page 19 of 28

1	Names of Reporting Persons CP Cayman Opportunities Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 3,000,000
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 3,000,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,000,000
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.7%
12	Type of Reporting Person PN

CUSIP No. 98980F104	Schedule 13G	Page 20 of 28

ITEM 1.     (a)     Name of Issuer:

ZoomInfo Technologies Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

805 Broadway Street, Suite 900, Vancouver, WA 98660.

ITEM 2.     (a)     Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

The Carlyle Group Inc.

Carlyle Holdings I GP Inc.

Carlyle Holdings I GP Sub L.L.C.

Carlyle Holdings I L.P.

CG Subsidiary Holdings L.L.C.

TC Group, L.L.C.

TC Group Sub L.P.

TC Group VI S1, L.L.C.

TC Group VI S1, L.P.

Carlyle Partners VI Evergreen Holdings, L.P. (“Carlyle Evergreen”)

CP VI Evergreen Holdings, L.P. (“CP VI Evergreen”)

Carlyle Holdings II GP L.L.C.

Carlyle Holdings II L.L.C.

TC Group Cayman Investment Holdings, L.P.

TC Group Cayman Investment Holdings Sub L.P.

TC Group VI, L.L.C.

TC Group VI, L.P.

Flex Credit Acquisition Company LLC

CP Cayman Opportunities Holdings, L.P. (“CP Cayman Opportunities”)

(b)	Address or Principal Business Office:

The principal business office address for each of TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P. and CP Cayman Opportunities is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008. The principal business office address for each of the remaining Reporting Persons is c/o The Carlyle Group Inc., 1001 Pennsylvania Avenue NW, Suite 220 South, Washington, DC 20004-2505.

CUSIP No. 98980F104	Schedule 13G	Page 21 of 28

(c)	Citizenship of each Reporting Person is:

Each of TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P. and CP Cayman Opportunities is organized under the laws of the Cayman Islands. Each of the remaining Reporting Persons is organized under the laws of the State of Delaware.

(d)	Title of Class of Securities:

Common stock, par value $0.01 per share (“Common Stock”).

(e)	CUSIP Number:

98980F104

ITEM 3.

Not applicable.

CUSIP No. 98980F104	Schedule 13G	Page 22 of 28

ITEM 4.	Ownership.

(a-c)

The ownership information presented below represents beneficial ownership of Common Stock of the Issuer as of the date of this filing, based upon 403,657,009 shares of Common Stock outstanding as of October 21, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2022.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
The Carlyle Group Inc.	36,662,469	9.1%	0	36,662,469	0	36,662,469
Carlyle Holdings I GP Inc.	33,662,469	8.3%	0	33,662,469	0	33,662,469
Carlyle Holdings I GP Sub L.L.C.	33,662,469	8.3%	0	33,662,469	0	33,662,469
Carlyle Holdings I L.P.	33,662,469	8.3%	0	33,662,469	0	33,662,469
CG Subsidiary Holdings L.L.C.	36,662,469	9.1%	0	36,662,469	0	36,662,469
TC Group, L.L.C.	33,662,469	8.3%	0	33,662,469	0	33,662,469
TC Group Sub L.P.	33,662,469	8.3%	0	33,662,469	0	33,662,469
TC Group VI S1, L.L.C.	33,662,469	8.3%	0	33,662,469	0	33,662,469
TC Group VI S1, L.P.	33,662,469	8.3%	0	33,662,469	0	33,662,469
Carlyle Partners VI Evergreen Holdings, L.P.	33,662,469	8.3%	0	33,662,469	0	33,662,469
CP VI Evergreen Holdings, L.P.	33,662,469	8.3%	0	33,662,469	0	33,662,469
Carlyle Holdings II GP L.L.C.	3,000,000	0.7%	0	3,000,000	0	3,000,000
Carlyle Holdings II L.L.C.	3,000,000	0.7%	0	3,000,000	0	3,000,000
TC Group Cayman Investment Holdings, L.P.	3,000,000	0.7%	0	3,000,000	0	3,000,000
TC Group Cayman Investment Holdings Sub L.P.	3,000,000	0.7%	0	3,000,000	0	3,000,000
TC Group VI, L.L.C.	3,000,000	0.7%	0	3,000,000	0	3,000,000
TC Group VI, L.P.	3,000,000	0.7%	0	3,000,000	0	3,000,000
Flex Credit Acquisition Company LLC	3,000,000	0.7%	0	3,000,000	0	3,000,000
CP Cayman Opportunities Holdings, L.P.	3,000,000	0.7%	0	3,000,000	0	3,000,000

Carlyle Evergreen is the record holder of 16,877,890 shares of Common Stock, CP VI Evergreen is the record holder of 16,784,579 shares of Common Stock and CP Cayman Opportunities is the record holder of 3,000,000 shares of Common Stock.

The Carlyle Group Inc., which is a publicly traded entity listed on Nasdaq, is the sole shareholder of Carlyle Holdings I GP Inc., which is the sole member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which, with respect to the securities held of record by Carlyle Evergreen and CP VI Evergreen, is the managing member of CG Subsidiary Holdings L.L.C., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub

CUSIP No. 98980F104	Schedule 13G	Page 23 of 28

L.P., which is the managing member of TC Group VI S1, L.L.C., which is the general partner of TC Group VI S1, L.P., which is the general partner of Carlyle Evergreen and CP VI Evergreen. Accordingly, each of these entities may be deemed to share beneficial ownership of the securities held of record by Carlyle Evergreen and CP VI Evergreen. Each of them disclaims beneficial ownership of such securities.

The Carlyle Group Inc. is also the sole member of Carlyle Holdings II GP L.L.C., which is the managing member of Carlyle Holdings II L.L.C., which, with respect to the securities held of record by CP Cayman Opportunities, is the managing member of CG Subsidiary Holdings L.L.C., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole member of TC Group VI, L.L.C., which is the general partner of TC Group VI, L.P., which is the managing member of Flex Credit Acquisition Company, LLC, which is the general partner of CP Cayman Opportunities. Accordingly, each of these entities may be deemed to share beneficial ownership of the shares of Common Stock held of record by CP Cayman Opportunities. Each of them disclaims beneficial ownership of such securities.

ITEM 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group.

The Reporting Persons are a party to (i) that certain Stockholders Agreement (the “Stockholders Agreement”) dated as of June 3, 2020, among the Issuer, the TA Stockholders (as defined therein), the Carlyle Stockholders (as defined therein) and the Founder Stockholders (as defined therein and which initially includes DO Holdings (WA), LLC, HSKB Funds, LLC, and HSKB Funds II, LLC) and (ii) the Irrevocable Proxy (the “Irrevocable Proxy”) dated as of June 3, 2020, among the TA Stockholders, the Carlyle Stockholders, the Founder Stockholders and 22C (as defined therein, and together with the TA Stockholders, the Carlyle Stockholders and the Founder Stockholders, the “Other Parties”).

By virtue of being a party to the Stockholders Agreement and the Irrevocable Proxy, each of the Reporting Persons may be deemed to be members of a “group,” as defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended, with the Other Parties. The share ownership reported on this Schedule 13G for the Reporting Persons does not include any securities of the Issuer owned by the Other Parties, and each of the Reporting Persons disclaims beneficial ownership of the securities beneficially owned by the Other Parties.

CUSIP No. 98980F104	Schedule 13G	Page 24 of 28

ITEM 9.	Notice of Dissolution of Group.

Not applicable.

ITEM 10.	Certification.

Not applicable.

CUSIP No. 98980F104	Schedule 13G	Page 25 of 28

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2023

The Carlyle Group Inc.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

Carlyle Holdings I GP Inc.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director and Chief Financial Officer

Carlyle Holdings I GP Sub L.L.C.
By: Carlyle Holdings I GP Inc., its sole member

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director and Chief Financial Officer

Carlyle Holdings I L.P.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

CG Subsidiary Holdings L.L.C.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

TC Group, L.L.C.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

CUSIP No. 98980F104	Schedule 13G	Page 26 of 28

TC Group Sub L.P.
By: TC Group, L.L.C., its general partner

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

TC Group VI S1, L.L.C.

By:	/s/ Jeremy Anderson
Name:	Jeremy Anderson
Title:	Authorized Person

TC Group VI S1, L.P.

By:	/s/ Jeremy Anderson
Name:	Jeremy Anderson
Title:	Authorized Person

Carlyle Partners VI Evergreen Holdings, L.P.
By: TC Group VI S1, L.P., its general partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

CP VI Evergreen Holdings, L.P.
By: TC Group VI S1, L.P., its general partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

Carlyle Holdings II GP L.L.C.
By: The Carlyle Group Inc., its sole member

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

Carlyle Holdings II L.L.C.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

CUSIP No. 98980F104	Schedule 13G	Page 27 of 28

TC Group Cayman Investment Holdings, L.P.
By: CG Subsidiary Holdings L.L.C., its general partner

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

TC Group Cayman Investment Holdings Sub L.P.
By: TC Group Cayman Investment Holdings, L.P., its general partner
By: CG Subsidiary Holdings L.L.C., its general partner

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

TC Group VI, L.L.C.

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

TC Group VI, L.P.
By: TC Group VI, LLC, its general partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

Flex Credit Acquisition Company LLC

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

CP Cayman Opportunities Holdings, L.P.
By: Flex Credit Acquisition Company LLC, its general partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

CUSIP No. 98980F104	Schedule 13G	Page 28 of 28

LIST OF EXHIBITS

Exhibit No.	Description

24	Power of Attorney.

99	Joint Filing Agreement.